Exhibit 10.1

UNIT EXCHANGE AGREEMENT

by and among

MAJEED S. NAMI PERSONAL ENDOWMENT TRUST, and
MAJEED S. NAMI IRREVOCABLE TRUST

as the “Nami Parties”

and

VANGUARD NATURAL GAS, LLC, and
VANGUARD NATURAL RESOURCES, LLC

for the transfer of the common units of Vanguard Natural Resources, LLC held by the Nami Parties in exchange for the Membership Units of

TRUST ENERGY COMPANY, LLC
and
ARIANA ENERGY, LLC

and by
MAJEED S. NAMI
VINLAND ENERGY OPERATIONS, LLC
VINLAND ENERGY GATHERING, LLC
and
VINLAND ENERGY, LLC

for the limited purposes provided herein

Dated as of February 21, 2012

UNIT EXCHANGE AGREEMENT

THIS UNIT EXCHANGE AGREEMENT (this “Agreement”), dated as of February 21, 2012 (the “Execution Date”), and effective as of the Effective Date (as defined herein) is by and among Majeed S. Nami Personal Endowment Trust, (“Endowment”); Majeed S. Nami Irrevocable Trust, (“Trust” and with Endowment the “Nami Parties”); Majeed S. Nami, individually (“Nami”); Vinland Energy, LLC, Vinland Energy Operations, LLC and Vinland Energy Gathering, LLC (collectively “Vinland”); Vanguard Natural Gas, LLC, a Kentucky limited liability company (“VNG”) and Vanguard Natural Resources, LLC a Delaware limited liability company (“VNR” and with VNG, the “Vanguard Entities”).  The Nami Parties and the Vanguard Parties are referred to collectively herein as the “Parties,” and each is individually referenced as a “Party.”  Capitalized terms not otherwise defined shall have the meanings assigned to such terms in Article X.
WITNESSETH:
WHEREAS, Endowment presently owns 896,555 Common Units of VNR (the “Endowment Common Units”);
WHEREAS, Trust presently owns 1,032,015 Common Units of VNR (the “Trust Common Units”);
WHEREAS, VNR owns 100% of the membership interests of VNG;
WHEREAS, VNG owns 100% of the membership interests of Trust Energy Company, LLC (“TEC”) (the “TEC Membership Interests”);
WHEREAS, VNG owns 100% of the membership interests of Ariana Energy, LLC (“AE”) (the “AE Membership Interests”);
WHEREAS, Endowment and Trust desire to convey a cumulative total of 1,900,000 of their Common Units in VNR to exchange for a conveyance by VNG of all of the TEC Membership Interests and the AE Membership Interests, as provided herein;
WHEREAS, VNR believes it is in the best interest of itself and VNG for VNG to convey the TEC and AE Membership Interests, all on the terms and conditions provided herein.
NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1   Agreement to Exchange.

(a) In consideration of the premises, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, on the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement:

(i) Endowment shall sell, assign, transfer, convey and deliver to VNR, and VNR shall accept from Endowment all 896,555 of the Endowment Common Units;

(ii) Trust shall sell, assign, transfer, convey and deliver to VNR and VNR shall accept from Trust 1,003,445 of the Trust Common Units;

(iii) VNG shall sell, assign, transfer, convey and deliver to Endowment and Trust, and Endowment and Trust shall purchase and accept (subject to a ratable allocation as between Endowment and Trust), 100.00% of the TEC Membership Interests and 100.00% of the AE Membership Interests;

in each case free and clear of any pledges, restrictions on transfer, proxies, voting or other similar agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (“Encumbrances”), except for (1) restrictions on transfer arising under applicable securities Laws, (2) the applicable terms and conditions of the current Organizational Documents of each of VNR, TEC and AE, and (3) Encumbrances that result from the actions of the recipient of any interests transferred pursuant to this Agreement.
(b) The closing of the sales and purchases set forth in Section 1.1(a) (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) at the offices of Wyatt, Tarrant & Combs LLP in Lexington, Kentucky or at such other place as the Parties shall agree in writing, on a date to be specified by the Parties, which shall be the later of (i) the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing and (ii) the Outside Date (as defined herein).  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c) Each of the Nami Parties hereby agrees that effective simultaneously upon consummation of the Closing and the delivery by VNG of the TEC Member Bill of Sale (as defined herein) and the AE Member Bill of Sale (as defined herein) to each of the Nami Parties, the Nami Parties will assume and agree to pay, perform and discharge when due all of VNG’s obligations, duties and liabilities under the TEC and AE Organizational Documents from and after the Effective Date.  At the time of Closing, VNG will cause each of the Nami Parties to be admitted as the member of TEC and AE effective as of the Effective Date with the full right of participation in the management of the business and affairs of TEC and AE, and to exercise the rights and powers of a member of TEC and AE, and as of the Effective Date VNG will cease to be the member of TEC and AE and will cease to have or exercise any right or power as a member of TEC and AE.  The assignment and transfer of the TEC and AE Membership Interests, the admission of each of the Nami Parties as a member of TEC and AE, and VNG ceasing to be a member of TEC and AE, will not dissolve TEC or AE, and each of TEC and AE will continue without dissolution subsequent to the Closing.

Section 1.2   Deliveries at Closing.

(a) Prior to Closing, the Parties shall take the following actions, and at the Closing, the Parties shall make, or stand ready to make, the following deliveries and to take the following further actions:

(i) Transfer of TEC and AE Membership Interests.  VNG will execute and deliver to Endowment and Trust, respectively, the TEC Member Bill of Sale and the AE Member Bill of Sale, evidencing the assignment, transfer and delivery to Endowment and Trust of the relevant Membership Interests of TEC and AE.

(ii) Transfer of the VNR Common Units to VNR.  At the Closing, Endowment and Trust will deliver to VNR the certificates representing the respective Common Units of VNR being sold by sold by each of Endowment and Trust, in each case with the unit certificates properly completed and duly executed.  At the Closing, Endowment and Trust will deliver to VNR a properly completed and duly executed Transfer Application with respect to their respective Common Units being conveyed hereunder.

(iii) Settlement and Release Agreement.  At the Closing the Parties, Vinland and its subsidiaries, TEC and AE shall deliver fully executed counterparts of the Settlement and Release Agreement (as defined herein) which, in addition to the releases contained therein, also fully and completely terminates the Service Agreements (as defined herein).

(iv) Release of Guarantees.  At the Closing, VNR, VNG, TEC and AE shall provide such documents as may be necessary to fully and finally release all Guarantees as defined herein.

(v) FIRPTA Certificates.  Each of the Nami Parties will deliver to VNG and VNG will deliver to each Nami Party a certificate of such Party meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such Party is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by such Party.

(vi) Closing Certificates.  The officers’ certificates contemplated by Section 6.2(c) and Section 6.3(c), in each case, executed by a duly authorized executive officer of each of the relevant Party.

(vii) Lien Releases.  At the Closing, VNR and VNG shall deliver fully-executed, effective and recordable releases for all recorded liens or other Encumbrances (other than Permitted Liens) created by VNR, VNG, TEC and/or AE since April 18, 2007 affecting the Oil and Gas Properties or other assets of TEC and/or AE, including any liens associated with the Vanguard Credit Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF VNR

As of the Execution Date, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), VNR hereby represents and warrants to each of the Nami Parties as follows:

Section 2.1   Organization.

(a) VNR is a limited liability company, duly formed, validly existing and in good standing under the Laws of Delaware.

(b) VNR has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it requires it to so qualify.  VNR has made available to each of the Nami Parties true and complete copies of the Organizational Documents of VNR, as in effect on the Execution Date.

Section 2.2   Validity of Agreement; Authorization.  Except as provided in Schedule 2.2, VNR has or on the Closing Date and at the time of Closing will have (with respect to all other Transaction Documents to which it is a party), full power and authority to enter into this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance by VNR of its obligations hereunder and thereunder have or will have been duly authorized by the Board of Directors or other governing body of VNR and, except as provided in Schedule 2.2, no other proceedings on the part of VNR are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which VNR is party have been (in the case of this Agreement), or will be at the Closing (in the case of such other Transaction Documents), duly executed and delivered by VNR and constitutes (in the case of this Agreement), or will constitute at the Closing (in the case of such other Transaction Document) VNR’s valid and binding obligation enforceable against VNR in accordance with its terms.

Section 2.3   No Conflict or Violation.  Except as set forth in Schedule 2.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of VNR; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation (“Law”) of any Governmental Authority binding on VNR; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of VNR is a party or by which it is bound or to which any of their respective properties or assets are subject; (d) result in the creation or imposition of any Encumbrances, limitations or restrictions upon any of the properties or assets of VNR; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of VNR, except in the case of clauses (c) and (d), as is resolved by any consent or waiver of Citibank pursuant to the Vanguard Credit Agreement (“Vanguard Citibank  Lien Release”) to permit the transactions contemplated by this Agreement, which is to be obtained by VNR in accordance with the terms of such Vanguard Credit Agreement prior to Closing.

Section 2.4   Consents and Approvals.  Except for (i) the Vanguard Citibank Lien Release and (ii) as disclosed on Schedule 2.4, VNG’s execution and delivery of this Agreement or the other Transaction Documents to it is party or performance of its obligations hereunder or thereunder, does not require the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person, by VNG.

Section 2.5   Litigation.  There are no Legal Proceedings pending or, to the Knowledge of VNR threatened, against or involving VNR which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transaction contemplated by this Agreement or to impair VNR’s ability to perform its obligations under this Agreement, and there is no order, judgment, injunction or decree of any Governmental Authority outstanding against VNR that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transaction contemplated by this Agreement or to impair VNR’s ability to perform its obligations under this Agreement.  “Legal Proceeding” shall mean any judicial or administrative, suits, proceedings (public or private), claims, investigations or proceedings before any Governmental Authority or arbitral actions.

Section 2.6   Regulatory Matters.

(a) VNR is not a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(b) VNR is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.7   Solvency.  VNR is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be Solvent. For purposes of this Section 2.7, “Solvent” means, with respect to the applicable party on any date of determination, that on such date (a) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such party that would constitute liabilities under GAAP, (b) the present fair equivalent value of the assets of such party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets, and (d) such party is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

Section 2.8   Brokers.  Subject to Schedule 2.8, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of VNR.

Section 2.9 VNR Status.  VNR is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
ENDOWMENT, TRUST, NAMI AND VINLAND

As of the Execution Date, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), each of Endowment, Trust, Nami and Vinland hereby represents and warrants to VNG and VNR as follows:

Section 3.1   Organization.

(i) Endowment is an irrevocable trust, established under agreement dated January 11, 2007, governed by the Laws of Delaware.

(ii) Trust is an irrevocable trust, established under agreement dated January 11, 2007, governed by the Laws of Delaware.

(b) Each of Endowment and Trust has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it requires it to so qualify.  Each of the Nami Parties has made available to VNR and VNG true and complete copies of the Organizational Documents of each Nami Party, as in effect on the Execution Date.

Section 3.2   Validity of Agreement; Authorization.  Each of the Nami Parties has or on the Closing Date and at the time of Closing will have (with respect to all other Transaction Documents to which it is a party), full power and authority to enter into this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance by the Nami Parties of their obligations hereunder and thereunder have or will have been duly authorized by the Board of Directors, Trustee or other governing body of each of the Nami Parties, and no other proceedings on the part of any of the Nami Parties are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which any of the Nami Parties is party have been (in the case of this Agreement), or will be at the Closing (in the case of such other Transaction Documents), duly executed and delivered by each of the Nami Parties that is a party thereto, as applicable, and constitute (in the case of this Agreement), or will constitute at the Closing (in the case of such other Transaction Document) such Nami Party’s valid and binding obligation enforceable against each such Nami Party in accordance with its terms.

Section 3.3   No Conflict or Violation.  Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which each of the Nami Parties is a party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of any Nami Party; (b) violate any applicable Law of any Governmental Authority binding on any Nami Party; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Nami Parties is a party or by which any of them in such capacities is bound or to which any of their respective properties or assets are subject; (d) result in the creation or imposition of any Encumbrances, limitations or restrictions upon any of the properties or assets of any of the Nami Parties; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the Nami Parties), except in the case of clauses (c) and (d), as is resolved by any action, consent or waiver of Citibank pursuant to the Vinland Credit Agreement to permit the transactions contemplated by this Agreement the “Vinland Citibank Consent”, which is to be obtained by each of the Nami Parties in accordance with the terms of the Vinland Credit Agreement prior to Closing.

Section 3.4   Consents and Approvals.  Except for (i) the Vinland Citibank Consent or (ii) as disclosed on Schedule 3.4, the Nami Parties’ ability to perform their obligations under this Agreement, the Nami Parties’ execution and delivery of this Agreement or the other Transaction Documents to which any of the Nami Parties is party or performance of their respective obligations hereunder or thereunder, does not require the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person, by any of the Nami Parties.

Section 3.5   Ownership of Common Units.  Endowment and Trust are the sole record and beneficial owners of, and have valid title to, their respective Common Units being conveyed hereunder, free and clear of any Encumbrances as of the Closing except for restrictions on transfer arising under applicable securities Laws, matters described on Schedule 3.5, if any, and applicable terms and conditions of the VNR Organizational Documents.  The Common Units have been duly authorized and validly issued in accordance with VNR’S Organizational Documents and are fully paid.  Other than this Agreement there are no outstanding options, warrants or similar rights to purchase or acquire from Endowment or Trust any of the VNR Units.

Section 3.6   Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Nami Parties threatened, against or involving the Nami Parties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on or to prevent or delay the consummation of the transaction contemplated by this Agreement or to impair such Nami Party’s ability to perform its obligations under this Agreement, and there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any of the Nami Parties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transaction contemplated by this Agreement or to impair such Nami Party’s ability to perform its obligations under this Agreement.

Section 3.7   Regulatory Matters.

(a) None of the Nami Parties is a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(b) None of the Nami Parties is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.8   Solvency.  Each of the Nami Parties is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be Solvent. For purposes of this Section 3.8, “Solvent” means, with respect to the applicable party on any date of determination, that on such date (a) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such party that would constitute liabilities under GAAP, (b) the present fair equivalent value of the assets of such party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets, and (d) such party is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

Section 3.9   Brokers.  Subject to Schedule 3.9, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of any Nami Party.

Section 3.10   Parties Status.  None of the Nami Parties is an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

Section 3.11   Knowledge of the Nami Parties; Disclaimer of Additional Representations.  The Nami Parties acknowledge that Vinland Energy Operations, LLC, an Entity connected to Nami, has managed the properties owned by the Operating Entities and, as such, they have had sufficient access to information regarding the operations of the properties owned by the Operating Entities, including the relevant books and records, to enable them to thoroughly evaluate the operations of the properties owned by the Operating Entities and the risks associated therewith.  The Nami Parties further acknowledge that in making their decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Nami Parties have relied solely on the basis of their own knowledge and experience, their own independent investigation and the express representations, warranties, covenants and agreements set forth in this Agreement. ACCORDINGLY, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, NEITHER VNR NOR VNG MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE OPERATING ENTITIES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS.

Section 3.12   Securities Matters.  The Nami Parties understand that the Membership Interests of TEC and AE have not been registered under any applicable securities law.  The Membership Interests of TEC and AE will only be sold or otherwise disposed of by the Nami Parties pursuant to an exemption under the Securities Act and in compliance with any other applicable securities laws. Each of the Nami Parties is an "accredited investor" (within the meaning of Rule 501(a) under the Securities Act) and is acquiring the Membership Interests of TEC and AE only for its own account and not for the account of others, for investment purposes and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof.  Each of the Nami Parties has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.  Each of the Nami Parties is familiar with the operations of the properties owned by the Operating Entities and the many risks inherent in the operation of the business of the Operating Entities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VNG
 AND VNR RELATING TO VNG, TEC AND AE

As of the Execution Date, and also as of the Closing Date (except to the extent that any statement is specifically limited by the terms thereof to the date of this Agreement or another specified date), VNR and VNG hereby make the following representations and warranties to the Nami Parties.  In no event however, will VNR or VNG make any warranty or representation regarding (i) any matter, fact or circumstance disclosed in the VNR SEC Reports, (ii) any matter, fact or circumstance of which any of the Nami Parties has Knowledge or (iii) any matter, fact or circumstance that is or was the subject of any obligations performed or to be performed by Vinland or any affiliate under the Service Agreements.

Section 4.1   Organization.  VNG and each of the Operating Entities (i) is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, and (iv) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify.

Section 4.2   No Conflict or Violation.  VNG’s execution, delivery and performance of this Agreement and the Transaction Documents to which VNG is party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of VNG or either of the Operating Entities; (b) violate any Law of any Governmental Authority binding on VNG or either of the Operating Entities; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which VNG or either of the Operating Entities is a party or by which any of them is bound or to which any of their respective properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon the TEC or AE Membership Interests or any of the properties or assets of either of the Operating Entities; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of either of the Operating Entities, except in the case of clauses (c) and (d) as will be resolved by obtaining the Vanguard Citibank Lien Release.

Section 4.3   Consents and Approvals.  Except for the Vanguard Citibank Lien Release, the execution and delivery of this Agreement or the other Transaction Documents to which VNG is a party or the performance of its obligations hereunder or thereunder, does not and will not require the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person.

Section 4.4   TEC and AE Capitalization, Membership Interests.

(a) As of the Execution Date, no TEC or AE Membership Interests were subject to issuance upon the vesting of outstanding phantom interests.

(b) Except as set forth in the current Organizational Documents of each of TEC and AE, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any of the TEC or AE Membership Interests.  There are no outstanding options, warrants or similar rights to purchase or acquire any TEC or AE Membership Interests.  Neither TEC nor AE has any outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the membership of TEC or AE.

Section 4.5   Subsidiaries; Equity Interests; Business of TEC or AE.  Neither TEC nor AE has any Subsidiaries, and neither owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person.  Neither TEC nor AE nor VNG for TEC or AE has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person.  Except for Encumbrances set forth on Schedule 4.5 or those that exist under the Vanguard Credit Agreement, VNG directly owns, all of the issued and outstanding TEC and AE Membership Interests free and clear of any Encumbrances except for restrictions on transfer arising under applicable securities Laws, matters described on Schedule 4.5, if any, and applicable terms and conditions of the TEC and AE Organizational Documents.  The Oil and Gas Properties of TEC and AE are the only such interests owned by VNR, VNG or any direct or indirect Subsidiary of either in Kentucky and/or Tennessee.

Section 4.6 Controls.

(a) No member or manager of TEC or AE has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices procedures, methodologies or methods of the Operating Entities or their respective internal accounting controls relating to periods after January 1, 2007, including any material complaint, allegation, assertion or claim that any of the Operating Entities has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Operating Entities, whether or not employed by the Operating Entities, has reported evidence of a material violation of securities Laws or breach of fiduciary duty, relating to periods after January 1, 2007, by the officers, directors, employees or agents of any of the Operating Entities to the manager(s) or member(s) of the Operating Entities.

Section 4.7   Absence of Certain Changes or Events.  Except as set forth on Schedule 4.7 since January 1, 2011, to the Knowledge of VNG, (a) the business of the Operating Entities has been conducted in the ordinary course of business consistent with past practices, (b) there has not been or occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Operating Entities have not suffered any damage, destruction or other casualty loss (whether or not covered by insurance) to their properties or assets that are material to the business of the Operating Entities.

Section 4.8 Tax Matters.

(a) For purposes of this Agreement, “Tax Returns” shall mean returns, reports, exhibits, schedules, information statements, declaration, claim for refund, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax or provided to any Tax authority, including any amendments thereto.  For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

(b) Except as disclosed on Schedule 4.8(b), to the Knowledge of VNG,  (i) each of the Operating Entities has timely filed (or joined in the filing of) all Tax Returns required by applicable Law to be filed (taking into account any extensions of time within which to file) by or with respect to each of the Operating Entities; (ii) all such Tax Returns were true, correct and complete in all material respects and all material Taxes have been paid in full; (iii) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Taxes of the Operating Entities either claimed or raised by any Tax authority in writing; (iv) none of the Operating Entities has any outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (v) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes of any of Operating Entities; (vi) neither Operating Entity is a party to, or is bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes liability on Operating Entity for the Taxes of another Person; (vii) each of the Operating Entities that is a partnership for federal income Tax purposes has made, or shall be eligible to make, an election pursuant to Section 754 of the Code; (viii) each of the Operating Entities has withheld and paid all Taxes required to be withheld by such Operating Entity in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (ix) no material liens for Taxes exist with respect to any of the Operating Entities’ assets, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and (x) neither Operating Entity has engaged in a transaction that would be reportable by or with respect to any Operating Entity under Treas. Reg. §1.6011-4 or any predecessor thereto.

Section 4.9   Absence Of Undisclosed Liabilities.  Except as disclosed on Schedule 4.9, none of the Operating Entities has any indebtedness or liability, absolute or contingent, which is not shown on the TEC Balance Sheet or the AE Balance Sheet that would be required by GAAP to be set forth on the TEC Balance Sheet or the AE Balance Sheet, except those that have been incurred in the ordinary conduct of the business of the Operating Entities between the dates of the TEC Balance Sheet and the AE Balance Sheet and the Closing Date.

Section 4.10   Regulatory Matters.

(a) None of the Operating Entities is a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(b) None of the Operating Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11 Books And Records; Other Information.

(a) The minute books and other similar records of the Operating Entities as to periods after April 18, 2007, contain true and correct copies of all actions taken at all meetings of such entity’s equity holders, Board of Directors or other governing body, and all written consents executed in lieu of any such meetings.  Complete copies of all such minute books and other similar records have been made available to the Nami Parties.

(b) Since April 18, 2007, the Operating Entities have (i) made and kept books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets; and (ii) maintained systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.12 Employees; Employee Plans.

(a) None of the Operating Entities currently has any employees, and, except as set forth on Schedule 4.12(a), since April 18, 2007, none of the Operating Entities has had any employees.

(b) Except as disclosed on Schedule 4.12(b), the Operating Entities do not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to contribute to and, at no time since April 18, 2007, have sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Plans.

Section 4.13   Properties, Oil and Gas Matters.

(a) For purposes of this Agreement, “Oil and Gas Agreements” means the following types of agreements or contracts to which either of the Operating Entities is a party, whether as an original party, by succession or assignment or otherwise with respect to the Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Report: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting any of the Operating Entities’ ability to operate, obtain, explore for or develop interests in a particular geographic area.  Complete copies of all such Oil and Gas Agreements have been made available to the Nami Parties.

(b) VNG has furnished to the Nami Parties an internal reserve report containing estimates of the oil and gas reserves that are owned by the Operating Entities as of December 31, 2010 prepared by VNG (the “Reserve Report”).  With respect to the proved reserves reflected in the Reserve Report, the Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, to the Knowledge of VNG there has been no material change in respect of the matters addressed in the Reserve Report.

(c) Except for goods and other property sold, used or otherwise disposed of since the date of the Reserve Report in the ordinary course of business as of the date hereof, to the Knowledge of VNG, the Operating Entities own or have valid leases or contractual rights to, all material equipment and other personal property used or necessary for use in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Report in the manner in which such properties were operated as of the date hereof.

(d) To the Knowledge of VNG, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Operating Entities are being received by them in a timely manner and are not being held in suspense for any reason.

(e) To the Knowledge of VNG and except for any applicable royalty owner reserve or suspense accounts, the Operating Entities have paid all material royalties, overriding royalties and other burdens on production due by the Operating Entities on or before the Effective Date with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Report.

(f) Except as set forth in Schedule 4.13(e) and to the Knowledge of VNG, none of the material Oil and Gas Properties of the Operating Entities forming the basis for the reserves reflected in the Reserve Report is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(g) Except as set forth in Schedule 4.13(e), none of the Oil and Gas Properties of the Operating Entities forming the basis for the reserves reflected in the Reserve Report are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(h) None of the Operating Entities has received any material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Report to receive deliveries of Hydrocarbons without paying therefore, and, on a net basis, Operating Entities are neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements, except as set forth in Schedule 4.13(g).

Section 4.14   Environmental Matters.  Except as set forth in Schedule 4.14 and except as would not reasonably be expected to have a Material Adverse Effect:

(a) To the Knowledge of VNG, each of the Operating Entities has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, and are issued in the correct entity’s name, and there are no circumstances existing that could reasonably be expected to result in such permits, licenses, franchises, authorities, consents, approvals and filings being revoked or not renewed or in pending applications for such permits, licenses, franchises, authorities, consents, approvals and filings being denied.

(b) VNG has made available to the Nami Parties all internal and external environmental assessments, reports, audits and studies and all correspondence on environmental matters relating to the Operating Entities’ properties, assets, and operations that are reasonably expected to have a material impact that are known to them to be in the possession, custody, or control of or otherwise reasonably available to VNG.

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, no statement or representation is made in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 4.14.

Section 4.15   Derivative Transactions and Hedging.  Since April 18, 2007, none of the Operating Entities has entered into any commodity or financial hedging positions affecting any of the Operating Entities pursuant to which the Operating Entities has outstanding rights or obligations (collectively, “Derivative Transactions”).

Section 4.16 Material Contracts.

(a) As of the date of this Agreement, except for (i) contracts filed as an exhibit to or incorporated by reference in a VNR SEC Report filed prior to the Execution Date, (ii) contracts related to properties or operations that have been, or are under contract to be, purchased or sold or otherwise disposed of or are in the process of being purchased or sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in VNR SEC Reports, or (iii) as otherwise set forth on Schedule 4.16(a), none of the Operating Entities is a party to or bound by any contract (whether written or oral) that is:

(i) Any contract that would be a  “material contract” as to VNR (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment other than the Vanguard Credit Agreement;

(iii) a contract that purports to limit materially the right of any of the Operating Entities to engage or compete in any line of business in which any of the Operating Entities is engaged or to compete with any person or operate in any location;

(iv) a contract that creates a partnership or joint venture or similar arrangement (other than a joint operating agreement entered into in the ordinary course of business) with respect to any significant portion of the business of the Operating Entities taken as a whole;

(v) a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by any of the Operating Entities that is material to the Operating Entities taken as a whole;

(vi) an executory contract which includes the acquisition or sale of assets (whether by merger, sale of stock, sale of assets or otherwise).

All contracts of the type described in this Section 4.16(a) together with the contracts for the sale of Hydrocarbons produced from any of the Operating Entities’ Oil and Gas Properties described in the Reserve Report that are not terminable on 90 days or less notice without payment by either of the Operating Entities of any material penalty and are set forth on Schedule 4.16(a), are referred to herein as the “Operating Entities Material Contracts.”
(b) Other than as a result of the expiration or termination of any Operating Entities Material Contract in accordance with its terms and except as would not have either individually or in the aggregate a Material Adverse Effect, (i) each Operating Entities Material Contract is valid and binding on each of the Operating Entities that is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms against such Operating Entity and, to the Knowledge of VNG, is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto, (ii)  each of the Operating Entities has performed all material obligations required to be performed by it to date under each Operating Entities Material Contract, and (iii) to the Knowledge of VNG, none of the Operating Entities has received notice of, and VNG has no Knowledge of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of any of the Operating Entities or of any other party under any such Operating Entities Material Contract.

Section 4.17   Litigation.  Except as set forth on Schedule 4.17, there are no Legal Proceedings pending or, to the Knowledge of VNG, threatened, against or involving the Operating Entities.  Except as set forth on Schedule 4.17, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any of the Operating Entities that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated by this Agreement or to impair VNG’s ability to perform its obligations under this Agreement.

Section 4.18  Balance Sheets.

(a) The balance sheet attached hereto as Exhibit A relating to TEC (the “TEC Balance Sheet”) is, to the Knowledge of VNR and VNG, a true and correct statement of:

(i) all amounts owed as of December 31, 2011, by TEC to any Person, including all long term, short term, revolving, intercompany, vendor or trade creditor obligations (other than those represented by the Vanguard Credit Agreement) and including all amounts due to land owners, or other interest owners including suspense amounts;

(ii) all accounts receivable and amounts owed to TEC as of December 31, 2011; and

(iii) all cash and cash equivalents as of December 31, 2011 held in suspense for landowners or other interest owners.  For avoidance of doubt, all cash and equivalents and all accounts receivable and amounts owed to TEC as of December 31, 2011, less any sums held in suspense and any accounts payable (including without limitation trade and vendor claims) or liabilities associated with periods prior to the Effective Date, will be distributed to VNG on or before the Closing Date.

(b) The balance sheet attached hereto as Exhibit B relating to AE (the “AE Balance Sheet”) is, to the Knowledge of VNR and VNG, a true and correct statement of:

(i) all amounts owed as of December 31, 2011, by AE to any Person, including all long term, short term, revolving, intercompany, vendor or trade creditor obligations (other than those represented by the Vanguard Credit Agreement) and including all amounts due to land owners, or other interest owners including suspense amounts;

(ii) all accounts receivable and amounts owed to AE as of December 31, 2011; and

(iii) all cash and cash equivalents as of December 31, 2011 held in suspense for landowners or other interest owners.  For avoidance of doubt, all cash and equivalents and all accounts receivable and amounts owed to AE as of December 31, 2011, less any sums held in suspense and all accounts payable (including without limitation trade and vendor claims) or liabilities associated with periods prior to the Effective Date, will be distributed to VNG on or before the Closing Date.

Section 4.19   Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of VNG.

Section 4.20   VNG Status.  VNG is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

ARTICLE V

COVENANTS

Section 5.1   Conduct of Business.

(a) Except as required under applicable Law or by any Governmental Authority or to the extent the Nami Parties otherwise consents in writing (which consent shall not be unreasonably withheld), during the period from the Execution Date to the Closing Date, VNG shall not, and VNR shall not permit, any action to prevent the Operating Entities from:

(i) conducting their activities in the ordinary course of business consistent with past practice;

(ii) using commercially reasonable efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii) complying in all material respects with all applicable Laws relating to them;

(iv) using commercially reasonable efforts to maintain in full force without interruption their present insurance policies, or comparable insurance coverage; and

(v) promptly notifying the Nami Parties of any material change in the condition or business or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material government complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings.

(b) Without limiting the generality of the foregoing, and except as contemplated by this Agreement, or as required by applicable Law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of the Nami Entities (which consent shall not be unreasonably withheld), VNG shall not permit the Operating Entities to:

(i) modify, amend or voluntarily terminate, prior to the expiration date thereof, any Material Contract or waive any material default by, or release, settle or compromise any material claim against, any other party thereto, other than as may be required in connection with  obligations of VNG and VNR to the Nami Parties under this Agreement;

(ii) make any change in their Organizational Documents;

(iii) make any material change in their Tax methods, principles or elections;

(iv) increase the compensation or benefits (except for normal increases in the ordinary course of business consistent with past practice) of any director, officer or employee of any Operating Entity or (B) establish any new employee benefit plan, contract or arrangement for employees of any such entities;

(v) enter into any joint venture or similar arrangement with a third party;

(vi) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $50,000 (other than claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Operating Entities’ financial statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief; or

(vii) make any material change to its financial reporting and accounting methods other than as required by a change in GAAP.

Section 5.2 Access To Properties And Records.

(a) VNG and VNR shall use all commercially reasonable efforts to facilitate each of the Operating Entities (i) affording to the Nami Parties and their accountants, counsel, financial advisors and other representatives (collectively “Nami Parties”), upon reasonable advance notice to the Operating Entities reasonable access during normal business hours throughout the period commencing on the Execution Date and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all personnel, offices, books, contracts, and records of Operating Entities and their agents, including legal representatives, accountants and environmental and engineering consultants, and (ii) during such period, furnishing promptly to the Nami Parties all financial and operating data and all other information concerning the business, properties, liabilities and personnel of any of the Operating Entities that the Nami Parties may reasonably request.

(b) Subject to the execution of a mutually agreeable confidentiality agreement, VNG and VNR shall use all commercially reasonably efforts to facilitate each of the Operating Entities (i) affording to the Nami Parties and their accountants, counsel, financial advisors and other representatives upon reasonable advance notice to VNG, reasonable access during normal business hours throughout the period commencing on the Execution Date and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all personnel, offices, books, contracts, and records of each of the Operating Entities and their agents, including legal representatives, accountants and environmental and engineering consultants, and (ii) during such period, furnishing promptly to Seller all financial and operating data and all other information concerning the business, properties, liabilities and personnel of any of the Operating Entities as Seller may reasonably request.

Section 5.3   Consents And Approvals.

(a) VNR and VNG shall each use all commercially reasonable efforts to obtain, and will use all commercially reasonable efforts to facilitate the Operating Entities being able to obtain, or assist the Nami Parties in obtaining, as appropriate, prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof), all necessary consents, licenses or permits from Governmental Authorities (including operator permits), waivers, orders, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution and delivery of, and performance by such Party of its obligations under, this Agreement (including obtaining the Vanguard Citibank Lien Release), and will cooperate fully with the Nami Parties in promptly seeking to obtain all such authorizations, consents, licenses, permits, orders, waivers and approvals, giving such notices, and making such filings.

(b) The Parties agree to cooperate with each other and use reasonable best efforts to contest and resist, any Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

Section 5.4   Further Assurances.  Upon the request of any Party at any time on or after the Closing Date, each of the other Parties will promptly execute and deliver, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to perfect title of each relevant Party, and its successors and assigns to the Member Interests and the Common Units or otherwise to effectuate the purposes of this Agreement.

Section 5.5   Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 5.6 Notice Of Certain Events.

(a) Each Party shall give to the other Parties written notice (a “Notification”) promptly upon a matter, fact or circumstance that constitutes a Breach by the notifying Party becoming within the Knowledge of the notifying Party, specifying with particularity such Breach.  Except as provided in this Agreement, such Notification will not modify or otherwise affect in any manner the representations, warranties, agreements, obligations or covenants of the Parties or the conditions to the obligations of the Parties under this Agreement and will not be deemed to amend any Schedules hereto or to cure any related breaches of the representations, warranties, agreements, obligations or covenants contained in this Agreement.

(b) Each Party shall give to the other Parties written notice (also a “Notification”) promptly upon:

(i) a matter, fact or circumstance that constitutes a Breach by the other Parties becoming within the Knowledge of the notifying Party, specifying with particularity such Breach, provided such Notification will not affect any representation or warranty of the other Parties, or the notifying parties right to rely thereon;

(ii) receiving any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) receiving any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(iv) within the Knowledge of the notifying Party any Legal Proceedings are commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or materially impair the notifying Party’s ability to perform its obligations under this Agreement.

Section 5.7 Tax Covenants.

(a) For all tax periods that begin before the Effective Date and end on or before the Effective Date (the “Pre-Effective Date Period”), VNG shall prepare and timely file all Tax Returns for the Operating Entities (each of the foregoing, a “Pre-Effective Date Period Return”).  Each such Pre-Effective Date Period Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Tax Law.  VNG shall be responsible for the cost and expense of preparing and filing all Pre-Effective Date Period Returns.

(b) For all tax periods that end after the Effective Date (the “Post-Effective Date Period”), the Nami Parties shall cause the Operating Entities to prepare and timely file all Tax Returns for the Operating Entities (each of the foregoing, a “Post-Effective Date Period Return”).  The Operating Entities shall be responsible for the cost and expense of preparing and filing all Post-Effective Date Period Returns.

(c) After the Closing Date, the Parties shall make available to each other, as reasonably requested, and to any taxing authority, which is legally permitted to receive pursuant to its subpoena power or its equivalent, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Operating Entities for all periods prior to or including the Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes, including any extensions, tollings or suspensions thereof.  After the Closing Date, the Parties shall cooperate fully as and to the extent reasonably requested by the other, in connection with the filing of Operating Entity Tax Returns pursuant to this Section 5.7 and any audit, litigation, appeal, hearing or other proceeding with respect to Operating Entity Taxes.  Such cooperation shall include providing the information, records and documents described above and any other books, records and information appropriate to the preparation or review of an Operating Entity Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

(d) Any sales tax, use tax, real property transfer tax, documentary stamp tax, transfer tax, motor vehicle tax, registration tax or similar tax or recording expense or other charge, expense or fee attributable to, imposed upon or arising directly from the consummation of the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid one half each by VNG and the Nami Parties.  The Nami Parties shall file all Tax Returns with respect to such Transfer Taxes, charges, expenses and fees, and if requested by the Nami Parties, VNG shall execute and deliver such certificates or forms as may be necessary and appropriate for the Nami Parties to establish an exemption from (or otherwise reduce) such Transfer Taxes, charges, expenses and fees.  The Nami Parties will use reasonable best efforts to provide such Tax Returns to VNG at least ten days prior to the due date for such Tax Returns.  Upon the filing of Tax Returns in connection with Transfer Taxes, the Nami Parties shall provide VNG with evidence satisfactory to VNG that such Transfer Taxes have been filed and paid.

Section 5.8   Vanguard Credit Agreement.  If required by the Vanguard Credit Agreement, VNG and VNR will use commercially reasonable efforts to obtain the written consent to, and/or waivers of default or amendment of the Vanguard Credit Agreement in connection with, the transactions contemplated by this Agreement from the Administrative Agent named in, and the required other lenders party to the Vanguard Credit Agreement. VNG and/or VNR shall pay any fee required by the Vanguard Lenders to be paid in order to secure the Vanguard Citibank Lien Release.

Section 5.9   Vinland Credit Agreement.  The Nami Parties will use commercially reasonable efforts to obtain the written consent to, lien releases, and/or waivers of default or amendment of the Vinland Credit Agreement to facilitate and in connection with, the transactions contemplated by this Agreement from the Administrative Agent named in, and the required other lenders party to the Vanguard Credit Agreement.  The Nami Parties shall pay any fee required to be paid in order to secure the Vinland Citibank Consent.

Section 5.10 Books and Records; Financial Statements; Litigation Support.

(a) The Nami Parties shall provide VNG and VNR access to the accounting books and records relating to the Operating Entities to the extent reasonably necessary to enable them to prepare financial statements of in such forms and covering such periods as may be required by any applicable securities laws to be filed with the SEC by VNR or VNG in connection with or as a consequence of the transactions contemplated by this Agreement.

(b) In the event and for so long as any Party actively is contesting or defending against any third-party Legal Proceeding in connection with (i) the transactions contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Operating Entities, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested and necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that nothing in this Section 5.10(b) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such litigation.

Section 5.11   Migration of Records; Information.  From and after the Closing Date, as soon as reasonably practicable VNR and VNG shall or shall cause the Operating Entities to transfer to the Nami Parties all books, records and information, including copies of all maps, surveys, drawings, technical data, geographical and engineering data, programs, customer lists, business plans, marketing studies, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form, including electronic form, whether or not specifically listed herein, related to the business, assets or operations of the Operating Entities (collectively, the “Operating Entities Records”) to the extent any such Operating Entities Records are in the possession of any of the VNR or VNG Parties following the Closing.  Specifically, and without limiting the foregoing, VNR and VNG shall, and shall cause their Affiliates to, as soon as reasonably practicable following the Closing Date, transfer all property or oil and gas related information related to Operating Entity stored in any VNG’s or VNR’s software, including information related to project data management, well log analysis, mapping, cross-sections, seismic integration and interpretation, production and reservoir analysis, and 3D visualization Notwithstanding the foregoing in this Section 5.11,  VNR and VNG may retain copies of all books, records and information necessary to fulfill their obligations regarding SEC filings and taxes and for any other proper purpose.

Section 5.12  Payments with respect to Pre-Effective Date Revenues. The Nami Parties will ensure that all proceeds, income or revenues attributable to the operation of the Oil and Gas Properties for any period prior to the Effective Date received by TEC or AE from time to time will be paid to VNG promptly after receipt, but in no event later than the end of the calendar month following the month in which such proceeds, income or revenues are received. Such payments will be reduced by (i) all expenses, including but not limited to severance taxes, operating expenses and transportation expenses, paid by TEC or AE to third parties after the Effective Date that are attributable to the operation of the Oil and Gas Properties during December, 2011, calculated in accordance with historical practice and (ii) unbilled gathering and processing costs to be paid by TEC or AE to third parties after the Effective Date that accrue after November 1, 2011 and prior to December 31, 2011 and that are attributable to the operation of the Oil and Gas Properties.

Section 5.13 VNR Quarterly Distribution.  Endowment and Trust shall each receive from VNR the regular, quarterly distribution for the Common Units being sold hereunder attributable to the quarter ending December 31, 2011, having a record date of February 5, 2012. Endowment and Trust shall not receive from VNR any further distributions attributable to the Common Units being sold hereunder.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1   Shared Conditions to the Parties’ Obligations.  The obligation of the Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by a written waiver executed by the waiving Party or Parties:

(a) No Order.  No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement or any of the Transaction Documents invalid or unenforceable in any respect or that prohibits, restrains or enjoins the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or other proceeding before any Governmental Authority shall be pending or have been threatened that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents or that challenges the validity or enforceability of this Agreement or any of the Transaction Documents; provided that all Parties shall have used commercially reasonable efforts to have any such preliminary or permanent injunction or other order lifted or to contest any action or other proceeding before any Governmental Authority and such preliminary or permanent injunction or other order has not been lifted within 30 days after the entry thereof (or if earlier on the Closing Date) or such action or other proceeding is still pending 30 days following the commencement thereof (or if earlier on the Closing Date).

Section 6.2   Conditions to Nami Parties’ Obligations.  The obligations of the Nami Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by the Nami Parties in its sole discretion:

(a) Receipt Of Documents.  VNG and VNR shall have delivered, or be standing ready to deliver, to the Nami Parties the items specified in Section 1.2 to be delivered by them, in each case duly executed and dated the Closing Date.

(b) No Material Adverse Effect.  Since the date hereof there shall not have occurred a Material Adverse Effect with regard to the Operating Entities.

(c) MAE Certificates.  The Nami Parties shall have received a certificate, dated as of the Closing Date, of an executive officer of each of VNR and VNG certifying that to the Knowledge of VNR and VNG no Material Adverse Effect has occurred with regard to the Operating entities.

(d) Representations and Warranties of VNG and VNR.  All representations and warranties made by VNG and VNR in this Agreement shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by VNR and VNG on and as of the Closing Date.

(e) Performance of VNR and VNG’s’ Obligations.  VNG and VNR shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by them on or before the Closing Date, and the Nami Parties shall have received a certificate dated the Closing Date and signed by an executive officer of each of VNR and VNG certifying to the matters set forth in this Section 6.2.

(f) Consents and Approvals.  All consents, waivers, authorizations and approvals set forth on Schedule 2.3 (No Conflict or Violation), Schedule 2.4 (Consents and Approvals), or Schedule 3.3 (No Conflict or Violation), shall have been duly obtained, shall contain terms reasonably satisfactory to the Nami Parties and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to the Nami Parties at Closing.

(g) Vanguard Citibank Lien Release.  VNR and VNG shall have obtained the Vanguard Citibank Lien Release.

(h) Vinland Citibank Consent.  The Nami Parties shall have obtained the Vinland Citibank Consent.

Section 6.3   Conditions to Obligations of VNR and VNG.  The obligations of the VNR and VNG to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by VNR and VNG in their sole discretion:

(a) Receipt of Common Units.  The Nami Parties shall deliver or stand ready to deliver the Common Units to VNR, and the items specified in Section 1.2 to be delivered by them, in each case duly executed and dated the Closing Date.

(b) Representations and Warranties of Nami Parties.  All representations and warranties made by the Nami Parties in this Agreement shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by the Nami Parties on and as of the Closing Date.

(c) Performance of the Nami Parties’ Obligations.  The Nami Parties shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by them on or before the Closing Date, and VNR and VNG shall have received a certificate dated the Closing Date and signed by an executive officer of each of the Nami Parties certifying to the matters set forth in this Section 6.3(c).

(d) Consents and Approvals.  All consents, waivers, authorizations and approvals set forth on Schedule 2.3 (No Conflict or Violation), Schedule 2.4 (Consents and Approvals), Schedule 3.4 (Consents and Approvals), shall have been duly obtained, shall contain terms reasonably satisfactory to the VNR and VNG and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to VNR and VNG at Closing.

(e) Receipt of Documents.  The Nami Parties shall have delivered to the VNR and VNG, as applicable, the items specified in Section 1.2, in each case duly executed and dated the Closing Date.

(f) Vanguard Citibank Lien Release.  VNR and VNG shall have obtained the Vanguard Citibank Lien Release.

(g) Vinland Citibank Consent.  The Nami Parties shall have obtained the Vinland Citibank Consent.

ARTICLE VII

TERMINATION

Section 7.1   Methods Of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a) by the mutual written agreement of the Parties;

(b) by written notice from VNR and VNG to the Nami Parties specifying with particularity the applicable Breach, if Nami Parties have committed a Breach, and such Breach would result in the failure of any condition to Closing set forth in Section 6.3(c); provided, if such Breach is curable through the exercise of commercially reasonable efforts, then VNR and VNG may only terminate this Agreement if such Breach is not cured by the Nami Parties, within thirty (30) days after the receipt by a party of a Notification provided pursuant to Section 9.4 specifying with particularity such Breach; provided, further, that any right of the Nami Parties, to cure a Breach will terminate on the Outside Date;

(c) by written notice from the Nami Parties to VNR and/or VNG specifying with particularity the applicable Breach, if VNR and/or VNG have committed a Breach, and such Breach would result in the failure of any condition to Closing set forth in Section 6.3(b); provided, if such Breach is curable through the exercise of commercially reasonable efforts, then the Nami Parties may only terminate this Agreement if such Breach is not cured by VNR and/or VNC, as applicable, within thirty (30) days after the receipt of a Notification provided pursuant to Section 9.4 specifying with particularity such Breach; provided, further, that any right of VNR and/or VNG, as applicable, to cure a Breach will terminate on the Outside Date;

(d) by written notice from either the Nami Parties or VNR and/or VNG to the other Party, if any condition to the terminating Party’s obligation to proceed with the Closing is not satisfied on or before the Outside Date, or if satisfied prior thereto, does not remain satisfied on the Closing Date, and non-satisfaction of such condition was not the result of the other Party’s Breach, provided that no Party whose Breach has resulted in a condition to such Party’s obligation to proceed with Closing not being satisfied will have the right to terminate this Agreement under this Section 7.1(d);

(e) by written notice from the Nami Parties to VNR and/or VNG, if after the date of this Agreement a Material Adverse Effect has occurred and is continuing;

(f) by written notice from the Nami Parties to VNR and/or VNG upon the occurrence of any of the following actions by Operating Entities, unless the Nami Parties consent in writing within twenty Business Days from the receipt of written notice from the VNG and/or VNR of the intent of the Operating Entities to effect such event:

(i) the issuance, delivery, sale, pledge or disposition of any (A) equity securities or partnership units of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities;

(ii) the creation, incurrence, guarantee or assumption any new indebtedness for borrowed money in excess of $50,000 in the aggregate;

(iii) the acquisition of any material properties or assets in excess of $50,000 in the aggregate;

(iv) the making of any capital expenditures in excess of $ 50,000 in addition to the amounts of capital expenditures that were included in the 2011 budget;

(v) the entering into of any leases of real property, other than renewals of existing leases in the ordinary course of business, the net present value (calculated at the weighted average interest rate on the Partnership’s indebtedness) of which exceeds $50,000; and

(vi) the sale of any assets with proceeds to the Operating Entities in excess of $50,000 in the aggregate.

Any of the foregoing actions that are consented to by the Nami entities pursuant to this Section 7.1(f) shall not be the basis for the Nami Entities to assert either that VNG and/or VNR have committed a Breach for any purpose under this Agreement, or that any condition to Closing would fail or has failed as a result of such action.
Section 7.2   Effect Of Termination.  The following provisions shall apply in event of a termination of this Agreement:

(a) If the Nami Parties have the right to terminate this Agreement pursuant to Section 7.1 (c) or (f) and VNG and/or VNR does not have the right to terminate this Agreement, then the Nami Parties may elect either to (i) specifically enforce the covenants and obligations of VNG and/or VNR under this Agreement, or (ii) terminate this Agreement.

(b) If VNR or VNG has the right to terminate this Agreement pursuant to Section 7.1(b) or (d) and the Nami Parties do not have the right to terminate this Agreement, then VNR and/or VNG may elect either to (i) specifically enforce the covenants and obligations of the Nami Parties under this Agreement or (ii) terminate this Agreement.

(c) In the event of termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall become void and there shall be no other liability hereunder on the part of VNR, VNG or the Nami Parties (or their respective officers or directors).

(d) Each of the Parties hereto acknowledges and agrees that in the event that the other Party has the right to terminate this Agreement then the other Party shall be entitled as an election of remedies, and instead of terminating this Agreement, to seek an injunction or injunctions to prevent Breach by the acknowledging Party, and to specifically enforce the covenants and obligations of the acknowledging Party to be performed at Closing, in any courts of the Commonwealth of Kentucky, and in the federal courts of the United States of America, in each case located in Fayette County, Kentucky.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1  Survival.

(a) The representations, warranties and covenants of the Nami Parties, Nami and Vinland as applicable, contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for the period of the relevant statute of limitation.

(b) The representations, warranties and covenants of VNR and VNG contained herein or in any certificates or documents delivered pursuant to this Agreement or the Closing shall survive for the period of the relevant statute of limitation, provided that the representations and warranties of VNR and VNG contained in Article IV of this Agreement, or any representations and warranties of VNR and VNG related to the representations and warranties contained in Article IV which are made in any certificates or documents delivered pursuant to this Agreement or the Closing, shall survive the Closing for a period of eighteen (18) months and shall thereupon expire.

Section 8.2  Indemnification Coverage.

(a) From and after the Closing, the Nami Parties, Nami and Vinland, jointly and severally, shall indemnify and defend, save and hold VNR and VNG and each of their respective officers, directors, employees and agents (collectively, the “Vanguard Indemnified Parties”) harmless if any such Vanguard Indemnified Party shall suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys’, consultants’ and experts’ fees), claim or cause of action (each, a “Loss,” and collectively, “Losses”) arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation or warranty by the Nami Parties contained in this Agreement or any certificates or other documents delivered by any Nami Party pursuant to this Agreement at the Closing;

(ii) any failure by the Nami Parties to perform or observe any term, provision, covenant, or agreement on the part of the Nami Parties to be performed or observed under this Agreement or any other Transaction Documents;

(iii) Taxes of any of the Nami Parties and all Taxes (or nonpayment thereof) of the Operating Entities that are attributable to any period following the Effective Date;

(iv) any claim or demand for reimbursement or an accounting from Vinland against VNR or VNG relating to Vinland’s past operation of the Oil and Gas Properties or its business dealings with VNR, VNG or the Operating Entities;

(v) that certain litigation styled Asher Land and Mineral, Ltd. v. Nami Resources Company, LLC, Commonwealth of Kentucky, Bell Circuit Court, Civil Action No. 06-CI-0566 or otherwise in connection with the matters asserted by the plaintiff in such litigation; and

(vi) any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of the claiming Person acting at the request of the Nami Parties or any of their Affiliates.

(b) From and after the Closing, VNR and VNG shall jointly and severally indemnify and defend, save and hold the Nami Parties, Nami and Vinland together with their respective officers, directors, employees and agents, including the Operating Entities, (collectively, the “Nami Indemnified Parties”) harmless if any such Nami Indemnified Party shall suffer any Loss arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation or warranty by VNR or VNG contained in this Agreement or any certificates or other documents delivered by VNR or VNG pursuant to this Agreement at the Closing;

(ii) any failure by VNR or VNG to perform or observe any term, provision, covenant, or agreement on the part of VNR or VNG to be performed or observed under this Agreement;

(iii) any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of the claiming Person acting at the request of VNR, VNG or any of their respective Affiliates;

(iv) all Taxes (or nonpayment thereof) of the Operating Entities that are attributable to the period commencing April 18, 2007 and ending on the Effective Date ; and

(c) The amount of any Losses suffered by a Vanguard Indemnified Party or a Nami Indemnified Party, as the case may be (such party seeking indemnification pursuant to this Article, the “Indemnified Party,” and the other party, the “Indemnifying Party”), shall be reduced by any third-party insurance benefits or third party recoveries actually received by the Indemnified Party with respect to such Loss (net of costs incurred to recover such insurance benefits and third party recoveries, deductibles, and retro premiums).  To the extent an Indemnified Party suffers Losses for which the Indemnifying Party is liable for indemnification, the Indemnified Party shall submit a claim to collect any amounts available under third-party insurance coverage and from other third parties reasonably liable for any Loss suffered by the Indemnified Party.

(d) The maximum aggregate liability of VNR and VNG for all claims under Section 8.2(b)(i) of this Agreement with respect to the breach of representations or warranties made or described in Article IV of this Agreement shall be no greater than $5,000,000. No party shall be liable for Losses for the breach of its respective representations and warranties under this Agreement unless and until, and then only to the extent that, the aggregate amount of all such Losses shall exceed the sum of $1,000,000.

(e) No claim may be asserted nor may any action be commenced against any Party for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the other Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section8.1.

(f) No Indemnified Party shall be entitled under this Agreement to multiple recoveries for the same Losses.

(g) If the Closing occurs, no Indemnified Party is entitled to indemnification or any other recovery under this Agreement with respect to any breach or inaccuracy in any representation or warranty of an Indemnifying Party (A) that would have given the Indemnified Party a right to terminate this Agreement under Section 8.1 of this Agreement, and (B) of which the Indemnified Party had Knowledge before the Closing.

Section 8.3   Procedures.  Any Indemnified Party shall notify the Indemnifying Party (with reasonable detail) promptly after it becomes aware of facts supporting a claim or action for which indemnification is provided under this Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all reasonably available information and documentation necessary to support and verify any Losses associated with such claim or action.  The failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice.  The Indemnifying Party shall participate in and defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party’s choice at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, there is no admission or statement of fault or culpability on the part of the Indemnified Party and there is an unconditional release of the Indemnified Party from all liability on any claims that are the subject of such claim or action.  The Indemnified Party shall use commercially reasonable efforts upon the reasonable request of the Indemnifying Party to cooperate with and assist the Indemnifying Party in defending, contesting, or otherwise protecting the Indemnified Party against any suit, action, investigation, claim, or proceeding in connection with which a claim for indemnification is made.  The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (a) the Indemnifying Party has agreed to pay such fees and expenses, or (b) counsel for the Indemnifying Party reasonably determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.  If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

Section 8.4   No Speculative Damages.  In no event shall any Party be liable for (and the term Losses shall exclude) any Loss that results from any untrue representation or warranty in this Agreement or a breach by any Party of any provision of this Agreement or the other Transaction Documents or related hereto or thereto that is not within the reasonable contemplation of the Parties as of the date hereof as a probable and reasonably foreseeable result of that untruth or breach. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES (OTHER THAN TO THE EXTENT SUCH DAMAGES MAY BE PAYABLE TO A THIRD PARTY BY REASON OF A LOSS SUBJECT TO INDEMNIFICATION) OR LOSS OF PROFITS SUFFERED BY A PARTY TO THIS AGREEMENT.

Section 8.5   Compliance With Express Negligence Rule.  TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE VIII, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED.

Section 8.6   Remedy.  The Parties agree that equitable relief for matters arising under this Agreement after Closing is only available to the extent provided for in Section 7.2 or in Section 9.10.  Except for actions involving fraud or intentional misrepresentation, and for equitable relief as provided in the preceding sentence, from and after the Closing the sole remedy of a Party in connection with matters arising under this Agreement shall, in each case, be indemnification under and as set forth in this Article VIII.

Section 8.7   Tax Treatment Of Indemnity Payments.  Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VIII as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1   Publicity.  On or prior to the Closing Date, no Party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties.  Each Party hereby agrees to the form of press releases announcing this transaction exchanged prior to the Execution Date.  Notwithstanding the foregoing, in the event any such press release or announcement is required by Law or stock exchange rule to be made by the Party proposing to issue the same, such Party may issue or cause publication thereof without consent of the other Parties, but shall use its commercially reasonable efforts to consult in good faith with the other Parties prior to such issuance or publication.

Section 9.2   Successors And Assigns; Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign or delegate any of its rights or obligations created under this Agreement without the prior written consent of the other Parties.  Except as expressly contemplated herein, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 9.3   Fees And Expenses.  Except as otherwise expressly provided in this Agreement, all legal, accounting, financial advisory and other fees, costs and expenses of a Party incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.

Section 9.4   Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the Parties at the following addresses:

(a) If to VNG, to:
Vanguard Natural Gas LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
Facsimile:  (832) 327-2260
Attention:  Scott W. Smith

with a copy which shall not constitute notice to:

J. Patrick Doherty
Doherty & Doherty LLP
1717 St. James Place
Suite 520
Houston, Texas 77056
Facsimile:  (713) 572-1001

(b) If to VNR:
Vanguard Natural Gas LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
Facsimile:  (832) 327-2260
Attention:  Scott W. Smith

with a copy which shall not constitute notice to:

J. Patrick Doherty
Doherty & Doherty LLP
1717 St. James Place
Suite 520
Houston, Texas 77056
Facsimile:  (713) 572-1001

(c) If to Endowment:
Majeed S. Nami Personal Endowment Trust
2704 Old Rosebud Road, Suite 320
Lexington, Kentucky 40509
Facsimile: (859) 624-9289
Attention: Charles Albright

with a copy which shall not constitute notice to:

Karen J. Greenwell
Wyatt, Tarrant & Combs, LLP
250 West Main Street, Suite 1600
Lexington, KY 40507

(d) If to Trust:
Majeed S. Nami Irrevocable Trust
2704 Old Rosebud Road, Suite 320
Lexington, Kentucky 40509
Facsimile: (859) 624-9289
Attention: Charles Albright

with a copy which shall not constitute notice to:

Karen J. Greenwell
Wyatt, Tarrant & Combs, LLP
250 West Main Street, Suite 1600
Lexington, KY 40507

or to such other Persons or at such other addresses as shall be furnished by any Party by like notice to the other Party, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.  No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other Party as provided in this Section 9.4.

Section 9.5   Entire Agreement.  This Agreement, together with the Schedules and the Exhibits hereto, and the other Transaction Documents, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and therein and no representations or warranties have been made in connection herewith and therewith other than those expressly set forth herein or therein.  This Agreement, together with the Schedules and the Exhibits hereto, and the other Transaction Documents, supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into such documents.  No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

Section 9.6   Waivers and Amendments.  The Nami Parties or VNR and VNG may, by written notice to the other Party: (a) extend the time for the performance of any of the obligations or other actions of the other Party; (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement by the other Party; (c) waive compliance with any of the covenants of the other Party contained in this Agreement; (d) waive performance of any of the obligations of the other Party created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by the other Party.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.

Section 9.7   Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties shall negotiate in good faith to modify this Agreement to include a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.8   Titles and Headings.  The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9   Signatures And Counterparts.  Facsimile or electronic transmission of any signed original document and/or retransmission of any signed facsimile or electronic transmission shall be the same as delivery of an original.  At the request of any Party, the other Parties will confirm facsimile or electronic transmission by signing a duplicate original document.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10   Enforcement Of The Agreement; Damages.  Each of the Parties hereto acknowledges and agrees that in the event any covenant or obligation of the acknowledging Party to be performed after Closing is not performed in accordance with the specific terms of this Agreement or is otherwise breached, then the other Party shall be entitled to an injunction or injunctions to prevent such non-performance or breach and to specifically enforce the covenants and obligations of the acknowledging Party to be performed after Closing, in any courts of the Commonwealth of Kentucky and in the federal courts of the United States of America located in Fayette County, Kentucky, in addition to any other remedy to which it may be entitled for such non-performance or breach.

Section 9.11   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal and substantive Laws of the Commonwealth of Kentucky and without regard to any conflicts of Laws concepts that would apply the substantive Law of some other jurisdiction.

Section 9.12   Disclosure.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  Disclosure of any item in any section of the Schedules shall serve to qualify the correspondingly numbered representation and warranty or covenant in this Agreement to the extent specified therein and any other representation and warranty or covenant only to the extent the applicability of such disclosure to such other representation and warranty or covenant is reasonably apparent to the non-disclosing party.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or specific item are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.13   Consent To Jurisdiction.  To the fullest extent permitted by applicable Law, the Parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Kentucky and of the federal courts of the United States of America located in Fayette County, Kentucky over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.14   Waiver of Trial by Jury.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 9.15   Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Schedules and Exhibits refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE X

DEFINITIONS

For purposes of this Agreement, the term:
Section 10.1   “AE” has the meaning assigned to such term in the recitals.

Section 10.2   “AE Balance Sheet” has the meaning assigned to that term in Section 4.18(b).

Section 10.3   “AE Member Bill of Sale” means the assignment and bill of sale for the AE Membership Interests in the form attached hereto as Exhibit C.

Section 10.4   “AE Membership Interests” has the meaning assigned to such term in the recitals.

Section 10.5   “Affiliate” or “Affiliates” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

Section 10.6   “Agreement” has the meaning assigned to such term in the Preamble.

Section 10.7   “Breach” means any matter, fact or circumstance that constitutes a breach by a Party of any representation, warranty, agreement, obligation, or covenant of such Party contained in this Agreement.

Section 10.8   “Business Day” means any day of the year on which national banking institutions in Kentucky are open to the public for conducting business and are not required or authorized to close.

Section 10.9   “Closing” has the meaning assigned to such term in Section 1.1(b).

Section 10.10   “Closing Date” has the meaning assigned to such term in Section 1.1(b).

Section 10.11   “Code” means the Internal Revenue Code of 1986, as amended.

Section 10.12   “Common Units” has the meaning assigned to such term in the Recitals.

Section 10.13   “Derivative Transactions” has the meaning assigned to such term in Section 4.15.

Section 10.14   “Effective Date” means January 1 2012.

Section 10.15   “Employee Plans” means any “employee benefit plan,” as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other bonus, pension, stock/unit option, stock/unit purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangement, whether written or oral.

Section 10.16   “Encumbrances” has the meaning assigned to such term in Section 1.1(a).

Section 10.17   “Endowment” has the meaning assigned to such term in the preamble.

Section 10.18   “Endowment Common Units” has the meaning assigned to such term in the recitals.

Section 10.19   “Environmental Laws” means collectively, all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the environment (including natural resources), or workplace health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement.

Section 10.20   “ERISA” has the meaning assigned to such term in the definition of “Employee Plans.”

Section 10.21   “ERISA Affiliate” has the meaning assigned to such term in Section 2.12(a).

Section 10.22   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 10.23   “Execution Date” has the meaning assigned to such term in the preamble.

Section 10.24   “GAAP” means generally accepted accounting principles at the time.

Section 10.25   “Governmental Authority” means any foreign, federal, tribal, state or local government, court, agency or commission or other governmental or regulatory body or authority or of any arbitrator.

Section 10.26   “Guarantees” means (i) any guarantees, pledges, mortgages or other similar undertakings made by Nami or any person or entity affiliated with him, including Vinland and its subsidiaries and Nami Resources Company, L.L.C. in connection with or for the benefit of VNR, VNG, or any of their Affiliates or Subsidiaries and (ii) any guarantees, pledges, mortgages or other similar undertakings made by VNR, VNG, or any person or entity affiliated with them in connection with or for the benefit of TEC, AE or any of their Affiliates.

Section 10.27   “Hazardous Material” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any:  (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

Section 10.28   “Hydrocarbons” means oil, condensate, gas, coal bed methane, coal mine methane casing head gas and other liquid or gaseous hydrocarbons, including natural gas liquids and other separated gas or oil components.

Section 10.29   “Indemnified Party” has the meaning assigned to such term in Section 8.2(c).

Section 10.30     “Knowledge” means, with respect to the knowledge of any Nami Party, Nami or Vinland, the actual knowledge of the relevant party, if the relevant party is an individual, or any current officer, manager, director or member of the managerial staff of the relevant party, without duty of inquiry if the relevant party is an entity.

Section 10.31   “Knowledge of VNG” or “Knowledge of VNR” means matters, facts or circumstances that Scott Smith, Richard Robert or Britt Pence are aware of (without a duty of inquiry) either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention in their capacities as members of management of VNR and VNG.

Section 10.32   “Law” has the meaning assigned to such term in Section 2.3.

Section 10.33   “Legal Proceeding” has the meaning assigned to such term in Section 2.

Section 10.34   “Loss” or “Losses” has the meaning assigned to such term in Section 8.2(a).

Section 10.35   “Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), assets, properties, business, operations or results of operations of VNR, VNG or the Operating Entities, that is material and adverse to the Operating Entities, taken as a whole, or material and adverse to VNR, VNG, or that materially and adversely affects the ability of the VNR or VNG to consummate the transactions contemplated hereby; it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: any effect resulting from (a) entering into, or the announcement of the transactions contemplated by, this Agreement, (b) changes in oil and gas prices, including changes in price differentials, (c) changes in general economic conditions in the industry in which any of the Operating Entities operates, or (d) changes in the United States or global economy as a whole, unless in the case of clauses (b) - (d) above such change has a disproportionately adverse effect on the Operating Entities, VNR, or VNG relative to other participants in the industry or industries in which VNR, VNG and the Operating Entities operate.

Section 10.36   “Member Interests” has the meaning assigned to such term in the Recitals.

Section 10.37   “Nami Indemnified Parties” has the meaning assigned to such term in Section 8.2(b).

Section 10.38   “Nami Parties” has the meaning assigned to such term on the Preamble.

Section 10.39    “Notification” has the meaning assigned to such term in Sections 5.6(a) and (b).

Section 10.40   “Oil and Gas Agreements” has the meaning assigned to such term in Section 4.14(a).

Section 10.41   “Oil and Gas Properties” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions.  Without limitation, Oil and Gas Properties shall include all oil and gas wells of the Operating Entities listed and described on Exhibit D.

Section 10.42   “Operating Entities” means AE and TEC.

Section 10.43   “Operating Entities Records” has the meaning assigned to such term in Section 5.11.

Section 10.44   “Operating Entity Material Contracts” has the meaning assigned to such term in Section 4.17(a).

Section 10.45   “Organizational Documents” means with respect to any entity, the certificate of incorporation, by-laws, certificate of formation, limited liability company operating agreement, partnership or limited partnership agreement or other formation and/or governing documents of such entity.

Section 10.46   “Outside Date” means March 31, 2012.

Section 10.47   “Parties” or “Party” has the meaning assigned to such term in the Preamble.

Section 10.48   “Permitted Encumbrances” means:

(a) to the extent waived prior to Closing, preferential purchase rights and rights of first refusal;

(b) inchoate mechanics’ and materialmens’ liens and other liens arising by operation of law in the ordinary course of business for amounts not yet delinquent and liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c) liens arising under operating agreements or sales, processing, gathering, storage and transportation contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(d) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent (a) shown of record in the jurisdiction where located and (b) valid and enforceable in accordance with the terms thereof;

(e) rights reserved to or vested in any governmental, statutory, municipal or public authority to control or regulate any of the Partnership Entities’ properties or assets in any manner and all applicable laws, rules and orders of any Governmental Authority;

(f) all other liens, charges, encumbrances, defects and irregularities that are not such as to materially interfere with the operation, value or use of the property or asset affected; and

(g) such filings made with, or notices to, the Bureau of Ocean Energy Management, Regulation, and Enforcement and any other applicable Governmental Authority, as are customarily made after the transactions contemplated by this Agreement.

Section 10.49   “Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Section 10.50   “Plan Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, or (v) any other provision of ERISA or the Code.

Section 10.51     “Pre-Effective Date Period” has the meaning assigned to such term in Section 5.7(b).

Section 10.52   “Pre-Effective Date Period Return” has the meaning assigned to such term in Section 5.7(b).

Section 10.53   “Proceeding” has the meaning assigned to such term in Section 6.9(a).

Section 10.54   “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

Section 10.55   “Reserve Report” has the meaning assigned to such term in Section 4.13(b).

Section 10.56   “Rights-of-Way” has the meaning assigned to such term in Section 3.15(l).

Section 10.57   “SEC” means the Securities and Exchange Commission.

Section 10.58   "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

Section 10.59 “Service Agreements” means the Gathering and Compression Agreements, Management Services Agreement, Operating Agreements, Participation Agreement, and Well Services Agreements, all effective as of January 5, 2007, as subsequently amended or modified, by and between any of VNR, VNG, AE, TEC, and Vinland (including all of its subsidiaries, whether or not they are parties to this Agreement).

Section 10.60 “Settlement and Release Agreement” the agreement attached hereto as Exhibit E.

Section 10.61   “Solvent” has the meaning assigned to such term in Section 2.7 or 3.8, as the case may be.

Section 10.62   “Straddle Period” has the meaning assigned to such term in Section 5.7(a).

Section 10.63   “Straddle Period Return” has the meaning assigned to such term in Section 5.7(a).

Section 10.64   “Subject Common Units” has the meaning assigned to such term in the Recitals.

Section 10.65   “Subsidiary” when used with respect to any Party means any corporation or other organization of which such Party directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

Section 10.66   “Tax” or “Taxes” has the meaning assigned to such term in Section 4.8(a).

Section 10.67   “Tax Law” means the Internal Revenue Code, as amended, and the other tax statutes and regulations of the United States of America and the State of Kentucky.

Section 10.68   “Tax Returns” has the meaning assigned to such term in Section 4.8(a).

Section 10.69   “TEC” has the meaning assigned to such term in the Recitals.

Section 10.70   “TEC Balance Sheet” has the meaning assigned to that term in Section 4.18(a).

Section 10.71   “TEC Membership Interests” has the meaning assigned to such term in the Recitals.

Section 10.72 “TEC Member Interests Bill of Sale” means the assignment and bill of sale for the TEC Membership Interests in the form attached hereto as Exhibit F.

Section 10.73   “Transaction Documents” means this Agreement and the other agreements, contracts, documents, instruments and certificates provided for in this Agreement to be entered into by one or more of the parties hereto or any of their Affiliates in connection with the transactions contemplated by this Agreement.

Section 10.74   “Transfer Agent” has the meaning assigned to such term in Section 1.2(a)(ii).

Section 10.75  “Transfer Taxes” has the meaning assigned to such term in Section 5.7(d).

Section 10.76   “Trust” has the meaning assigned to such term in the Preamble.

Section 10.77   “Trust Common Units” has the meaning assigned to such term in the Recitals.

Section 10.78   “Vanguard Citibank Lien Release” has the meaning assigned to such term in Section 2.3.

Section 10.79 “Vanguard Credit Agreement” means the credit agreement by and between VNR and Citibank N.A., as administrative agent and letter of credit issuer and the lender party thereto, existing as of the date of this Agreement.

Section 10.80   “Vanguard Indemnified Parties” has the meaning assigned to such term in Section 8.2(a).

Section 10.81    “Vinland Citibank Consent” has the meaning assigned to such term in Section 3.3.

Section 10.82   “Vinland Credit Agreement” means the credit agreement and borrowing facility between Citibank and Vinland or other borrowing facility between Citibank and Nami or Nami Parties that results in a lien on or against the Common Units, existing as of the date of this Agreement.

Section 10.83   “VNG” has the meaning assigned to such term in the Preamble.

Section 10.84   “VNR” has the meaning assigned to such term in the Preamble.

Section 10.85  "VNR Board" shall mean the board of directors of VNR.

Section 10.86  “VNR SEC Reports” means 10K and 10Q, and other relevant filings made by VNR with the SEC.

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SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NAMI PARTIES:

MAJEED S. NAMI PERSONAL

ENDOWMENT TRUST

By: /s/ Ariana Saiedj Nami

Name: Ariana Saiedj Nami

Title: Trustee

MAJEED S. NAMI IRREVOCABLE TRUST

By: /s/ Ariana Saiedj Nami

Name: Ariana Saiedj Nami

Title: Trustee

VINLAND ENERGY, LLC

By:  Commonwealth Energy, LLC

By:           /s/ Charles Albright

Name:     Charles Albright

Title:       CFO

VINLAND ENERGY OPERATIONS, LLC

By:  Commonwealth Energy, LLC

By:           /s/ Charles Albright

Name:     Charles Albright

Title:       CFO

VINLAND ENERGY GATHERING, LLC

By:  Commonwealth Energy, LLC

By:           /s/ Charles Albright

Name:     Charles Albright

Title:       CFO

/s/ Majeed S. Nami
Majeed S. Nami, Individually

VANGUARD PARTIES:

VANGUARD NATURAL RESOURCES, LLC

By: /s/ Scott W. Smith

       Scott W. Smith, President

VANGUARD NATURAL GAS, LLC

By:  Vanguard Natural Resources, LLC, its Sole Member

By: /s/ Scott W. Smith

       Scott W. Smith, President